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                                                                  EXHIBIT 10.35



                          AGREEMENT BETWEEN OWNER AND
                              CONSTRUCTION MANAGER




AGREEMENT

made as of the 10th day of October, in the year of nineteen hundred ninety-six


BETWEEN the Owner:     Armor Holdings, Inc., and Armor Holdings Properties, Inc.
                       P O Box 1769
                       Fernandina Beach, Florida 32035-1769
                       (904) 261-4035


and the Construction
Manager:               GB Investment & Company, Inc.
                       1350 Tradeport Drive, Suite #101
                       Jacksonville, Florida 32218
                       (904) 741-4880


for the following
Project: Phase 1 of a 3-Phase Office and Manufacturing facility located at the Jacksonville International Tradeport consisting of approximately 72,086 square feet of Phase I manufacturing, distribution and office space in Phase One. The office portion of the facility will be 2-Story. The facility will be situated on approximately a 7.07 acre site located at 13386 International Parkway, Jacksonville, Florida 32218

The Design and
Construction Team
shall be:             GB Investment & Company, Inc., - Construction Manager
                      MasTec Design Build, Inc., - General Contractor
                      Architectural Consultant - Bob Winters
                      Dawson Enterprises, - Architectural Services, Structural
                      Design, Mechanical, Electrical and Plumbing Design
                      Agee, Vorpe & Associates, - Civil Design Services
                      Margaret Nelson, - Landscape Architect

The Owner and Construction Manager agree as set forth below.


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                   TERMS AND CONDITIONS OF AGREEMENT BETWEEN
                         OWNER AND CONSTRUCTION MANAGER



                                   ARTICLE 1
                             CONSTRUCTION MANAGER'S
                                RESPONSIBILITIES

1.1 CONSTRUCTION MANAGER'S SERVICES

1.1.1 The Construction Manager's services consist of those services performed by the Construction Manager, Construction Manager's employees and Construction Manager's consultants as enumerated in Article 2 of this Agreement and any other services included in Article 14.

1.1.2 The Construction Manager's services shall be provided in conjunction with the services of other design professionals and consultants (Design Team) including but not limited to Architect, Structural Engineer, Civil Engineer, Interior Design, Geotechnical Engineer, Landscape Architect, Mechanical Engineer, Electrical Engineer and General Contractor.

1.1.3 The Construction Manager shall provide sufficient organization, personnel and management to carry out the requirements of this Agreement in an expeditious and economical manner consistent with the interests of the Owner.


                                   ARTICLE 2
                        SCOPE OF CONSTRUCTION MANAGER'S
                                 BASIC SERVICES

2.1  DEFINITION

2.1.1 The Construction Manager's Basic Services consist of those described in Paragraphs 2.2 and 2.3 and any other services identified in Article 14 as part of Basic Services.

2.2 PRE-CONSTRUCTION PHASE

2.2.1 The Construction Manager shall review the program furnished by the Owner to ascertain the requirements of the Project and shall arrive at a mutual understanding of such requirements with the Owner.

2.2.2 The Construction Manager shall provide a preliminary evaluation of the Owner's program, schedule and construction budget requirements, each in terms of the other.

2.2.3 Based on early schematic designs and other design criteria prepared by the Design Professionals and Consultants, the Construction Manager shall prepare preliminary estimates of Construction Cost for program requirements using area, volume or similar conceptual estimating techniques. The Construction Manager shall provide cost evaluations of alternative materials and systems.

2.2.4 The Construction Manager shall expeditiously review design documents during their development and advise on proposed site use and improvements, selection of materials, building systems and equipment, and methods of Project delivery. The Construction Manager shall provide recommendations on relative feasibility of construction methods, availability of materials and labor, time requirements for procurement, installation and construction, and factors related to construction cost including, but not limited to, costs of alternative designs and materials, preliminary budgets, and possible economies.

2.2.5 The Construction Manager in conjunction with the Design Team, shall prepare and periodically update a Project Schedule for the Owner's review and acceptance. The Project Schedule shall coordinate and integrate all design services, including permitting, constriction time frame as well as highlighting critical and long-lead-time items.

2.2.6 As the Design Team progresses with the preparation of the Schematic, Design Development and Construction Documents, the Construction Manger shall prepare and update at appropriate intervals agreed to by the Owner, estimate of Construction Cost of increasing detail and refinement. The estimated cost of each Contract shall be indicated with supporting detail. The Construction Manager shall advise the Owner if it appears that the Construction Cost may exceed the latest approved Project budget and make recommendations for corrective action.

2.2.7 The Construction Manager shall consult with the Owner and Design Team regarding the Construction Documents and make recommendations whenever design details adversely affect constructibility, cost or schedules.

2.2.8 The Construction Manager shall provide recommendations and information to the Owner regarding the assignment of responsibilities for temporary Project facilities and equipment, materials and services for common use of the Contractors. The Construction Manager shall verify that such requirements and assignment of responsibilities are included in the proposed Contract Documents.

2.2.9 The Construction Manager shall provide information to the Owner regarding the allocation of responsibilities for safety programs among the Contractors.


2.2.10 The Construction Manager shall advise on the division of the Project into individual Contracts for various categories of Work, including the method to be used for selecting subcontractors and awarding Contracts.

2.2.11 The Design Team shall prepare a Project construction schedule providing for the components of the Work, including phasing of construction, times of commencement and completion required of each subcontractor, ordering and delivery of products requiring long lead time, and the occupancy requirements of the Owner. The Construction Manager shall provide the current Project construction schedule for each set of bidding documents.

2.2.12 The Construction Manager shall expedite and coordinate the ordering and delivery of materials requiring long lead time.

2.2.13 The Construction Manager shall assist the Owner in selecting, retaining and coordinating the professional services of surveyors, special consultants and testing laboratories required for the Project.

2.2.14 The Construction Manager shall provide an analysis of the types and quantities of labor required for the Project and review the availability of appropriate categories of labor required for critical phases. The Construction Manager shall make recommendations for actions designed to minimize adverse effects of labor shortages.

2.2.15 The Construction Manager shall assist the Owner in obtaining information regarding applicable requirements for equal employment opportunity programs for inclusion in the Contract Documents.

2.2.16 Following the Owner's approval of the Preliminary Construction Documents, the Construction Manager shall update and submit the latest estimate of Construction Cost and the Project construction schedule for the Owner's approval.

2.2.17 The Construction Manager, with the Owner's approval shall prepare Construction and Design Contracts for consummation.


2.2.18 The Construction Manager shall assist the Owner in obtaining approvals and special permits for permanent improvements, except for permits required to be obtained directly by the various Contractors. The Construction Manager shall verify that the Owner has paid applicable fees and assessments. The Construction Manager shall act as the Owner's Agent in connection with the filing of documents required for the approvals of governmental authorities having jurisdiction over the Project.


2.3 CONSTRUCTION PHASE - ADMINISTRATION
        OF THE CONSTRUCTION CONTRACT

2.3.1 The Construction Phase will commence with the award of the initial Construction Contract or purchase order and, together with the Construction Manager's obligation to provide Basic Services under this Agreement, will end 30 days after final payment to all Contractors is due.

2.3.2 The Construction Manager shall provide administration of the Contracts for Construction.

2.3.3 The Construction Manager shall provide administrative, management and related services to coordinate scheduled activities and responsibilities of the Contractor with each other and with those of the Construction Manager, the Owner and the Design Team to endeavor to manage the Project in accordance with the latest approved estimate of Construction Cost, the Project Schedule and the Contract Documents.

2.3.4 The Construction Manager shall schedule and conduct meetings to discuss such matters as procedures, progress and scheduling. The Construction Manager shall prepare and promptly distribute minutes to the Owner and Design Team.

2.3.5 Utilizing the Construction Schedules provided by the Contractors, the Construction Manager shall update the Project construction schedule incorporating the activities of the Contractors on the Project, including activity sequences and durations, allocation of labor and materials, processing of Shop Drawings, Product Data and Samples, and delivery of products requiring long lead time and procurement. The Project construction schedule shall include the Owner's occupancy requirements showing portions of the Project having occupancy priority. The Construction Manager shall update and reissue the Project construction schedule as required to show current conditions. If an update indicates that the previously approved Project construction schedule may not be met, the Construction Manager shall recommend corrective action to the Owner and Architect.

2.3.6 Consistent with the various bidding documents, and utilizing information from the Contractors, the Construction Manager shall coordinate the sequence of construction and assignment of space in area where the Contractors are performing Work.

2.3.7 The Construction Manager shall monitor the approved estimate of Construction Cost. The Construction Manager shall show actual costs for activities in progress and estimates for uncompleted tasks by way of comparison with such approved estimate.

2.3.8 The Construction Manager shall develop cash flow reports and forecasts for the Project and advise the Owner as to variances between actual and budgeted or estimated costs.

2.3.9 The Construction Manager shall maintain accounting records on authorized Work performed under unit costs, additional Work performed on the basis of actual costs of labor and materials, and other Work requiring accounting records.

2.3.10 The Construction Manager shall develop and implement procedures for the review and processing of applications by Contractors for progress and final payments.

2.3.10.1 Based on the Construction Manager's observations and evaluations of each Contractor's Application for Payment, the Construction Manager shall review and certify the amounts due the respective Contractors.

2.3.10.2 The Construction Manager shall prepare a Project Application for Payment based on the Contractors' Certificates for Payment.

2.3.10.3 The Construction Manager's certification for payment shall constitute a representation to the Owner, based on the Construction Manager's determinations at the site as provided in Subparagraph 2.3.13 and on the date comprising the Contractors' Applications for Payment, that, to the best of the Construction Manager's knowledge, information and belief, the Work has progressed to the point indicated and the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to minor deviations from the Contract Documents correctable prior to completion and to specific qualifications expressed by the Construction Manager. The issuance of a Certificate for Payment shall further constitute a representation that the Contractor is entitled to payment in the amount certified.

2.3.10.4 The issuance of a Certificate for Payment shall not be a representation that the Construction Manager has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work,
(2) reviewed construction means, methods, techniques, sequences for the Contractor's own Work, or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor's right to payment or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

2.3.11 The Construction Manager shall review the safety programs developed by each of the Contractors for purposes of coordinating the safety programs with those of the other Contractors. The Construction Manager's responsibilities for coordination of safety programs shall not extend to direct control over or charge of the acts or omissions of the Contractors, Subcontractors, agents or employees of the Contractors or Subcontractors, or any other persons performing portions of the Work and not directly employed by the Construction Manager.

2.3.12 The Construction Manager shall determine in general that the Work of each Contractor is being performed in accordance with the requirements of the Contract Documents, endeavoring to guard the Owner against defect and deficiencies in the Work. As appropriate, the Construction Manager shall have authority, upon written authorization from the Owner, to require additional inspection or testing of the Work in accordance with the provisions of the Contract Documents, whether or not such Work is fabricated, installed or completed. The Construction Manager, in consultation with the Design Consultants, may reject Work which does not conform to the requirements of the Contract Documents.

2.3.13 The Construction Manager shall schedule and coordinate the sequence of construction in accordance with the Contract Documents and the latest approved Project construction schedule.

2.3.14 With respect to each Contractor's own Work, the Construction Manager shall not have control over or charge of and shall not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions or programs in connection with the Work of each of the Contractors, since these are solely the Contractor's responsibility under the Contract for Construction. The Construction Manager shall not be responsible for a Contractor's failure to carry out the Work in accordance with the respective Contract Documents. The Construction Manager shall not have control over or charge of acts or omissions of the Contractors, Subcontractors, or their agents or employees, or any other persons performing portions of the Work not directly employed by the Construction Manager.

2.3.15 The Construction Manager shall transmit to the Architect requests for interpretations of the meaning and intent of the Drawings and Specifications, and assist in the resolution of questions that may arise.

2.3.16 The Construction Manager shall review requests for changes, assist in negotiating Contractors' proposals, submit recommendations to the Owner, and, if they are accepted, prepare Change Orders and Construction Change Directives which incorporate the Architect's modifications to the Documents.

2.3.17 The Construction Manager shall receive certificates of insurance from the Contractors and forward them to the Owner.


2.3.18 In collaboration with the Design Team, the Construction Manager shall establish and implement procedures for expediting the processing and approval of Shop Drawings, Product Data, Samples and other submittals. The Construction Manager shall review all Shop Drawings, Product Data, Samples and other submittals from the Contractors. The Construction Manager shall coordinate submittals with information contained in related documents and transmit to the Design Team those which have been approved by the Construction Manager. The Construction Manager's actions shall be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Owner or Contractors.

2.3.19 The Construction Manager shall record the progress of the Project. The Construction Manager shall submit written progress reports to the Owner including information on each Contractor and each Contractor's Work, as well as the entire Project, showing percentages of completion. The Construction Manager shall require the Contractor to keep a daily log containing a record of weather, each Subcontractor's Work on the site, number of workers, identification of equipment, Work accomplished, problems encountered, and other similar relevant data as the Owner may require.

2.3.20 The Design Team in conjunction with the Construction Manager shall maintain at the Project site for the Owner one record copy of all Contracts, Drawings, Specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record changes and selections made during construction, and in addition, approved Shop Drawings, Product Data, Samples and similar required submittals. The Construction Manager shall maintain records, in duplicate, of principal building layout lines, elevations of the bottom of footings, floor levels and key site elevations certified by a qualified surveyor or professional engineer. The Construction Manager shall make all such records available to the Owner and upon completion of the Project shall deliver them to the Owner.

2.3.21 The Construction Manager shall arrange for the delivery, storage, protection and security of the Owner- purchased materials, systems and equipment that are a part of the Project until such items are incorporated into the Project.

2.3.22 With the Design Team and the Owner's maintenance personnel, the Construction Manager shall observe the Contractors' final testing and start-up of utilities, operational systems and equipment.

2.3.23 When the Construction Manager considers each Subcontractor's Work or a designated portion thereof substantially complete, the Construction Manager shall, jointly with the Contractor, prepare for the Architect a list of incomplete or unsatisfactory items and a schedule for their completion. The Construction Manager shall assist the Architect in conducting inspections to determine whether the Work or designated portion thereof is substantially complete.

2.3.24 The Construction Manager shall coordinate the correction and completion of the Work. Following issuance of a Certificate of Substantial Completion of the Work or a designated portion thereof, the Construction Manager shall evaluate the completion of the Work of the Contractors and make recommendations to the Architect when Work is ready for final inspection. The Construction Manager shall assist the Architect in conducting final inspections.

2.3.25 The Construction Manager shall secure and transmit to the Architect warranties and similar submittals required by the Contract Documents for delivery to the Owner and deliver all keys, manuals, record drawings and maintenance stocks to the Owner. The Construction Manager shall forward to the Architect a final Project Application for Payment upon compliance with the requirements of the Contract Documents.

2.3.26 Duties, responsibilities and limitations of authority of the Construction Manager as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner and Construction Manager.

                              ARTICLE 4
                      OWNER'S RESPONSIBILITIES

4.1 The Owner shall provide full information regarding requirements for the Project, including a program which shall set forth the Owner's objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems, and site requirements.

4.2 The Owner shall establish and update an overall budget for the Project based on consultation with the Design Team, which shall include the Construction Cost, the Owner's other costs and reasonable contingencies related to all of these costs.

4.3 If requested by the Construction Manager, the Owner shall furnish evidence that financial arrangements have been made to fulfill the Owner's obligations under this Agreement.


4.4 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner, or such authorized representative, shall render decisions in a timely manner pertaining to documents submitted by the Construction Manager in order to avoid unreasonable delay in the orderly and sequential progress of the Construction Manager's services.

4.5 The Owner shall authorize the Construction Manager to enter into and consummate agreements for Design and Construction according to Section 2.2.17. The Design drawings shall be sealed by licensed professionals that are licensed within the State of Florida and the Construction Contractor shall be licensed and bonded within the State of Florida. The monetary amounts of the Design and Construction Agreements will be further defined in Article 14.

4.6 The Owner shall pay for structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports required by law or the Contract Documents.

4.7 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including auditing services the Owner may require to verify the Contractors' Applications for Payment or to ascertain how or for what purposes the Contractors have used the money by or on behalf of the Owner.

4.8 Prompt written notice shall be given by the Owner to the Construction Manager and Design Team if the Owner becomes aware of any fault or defect in the Project or nonconformance with the Contract Documents.

4.9 The Owner reserves the right to perform construction and operations related to the Project with the Owner's own forces, and to award contracts in connection with the Project which are not part of the Design Team's responsibilities under this Agreement. The Construction Manager shall notify the Owner if any such independent action will interfere with the Design Team's responsibilities under this Agreement. When performing construction or operations related to the Project, the Owner agrees to be subject to the same obligations and to have the same rights as the Contractors.

4.10 Information or services under the Owner's control shall be furnished by the Owner with reasonable promptness to avoid delay in the orderly progress of the Construction Manager's services and the progress of the Work.

                                   ARTICLE 5
                               CONSTRUCTION COST

5.1  DEFINITION

5.1.1 The Construction Cost shall be the total cost or estimated cost to the Owner of all elements of the Project designed or specified by the Owner or Design Team.

5.1.2 The Construction Cost shall include the cost at current market rates of labor and materials furnished by the Owner and equipment designed, specified, selected or specially provided for by the Architect, plus a reasonable allowance for the Contractors' overhead and profit. In addition, a reasonable allowance for contingencies shall be included for market conditions at the time of bidding and for changes in the Work during construction. Except as provided in Subparagraph 5.1.3, Construction Cost shall also include the compensation of the Construction Manager and Construction Manager's consultants.


5.1.3 Construction Cost does not include the cost of the land, rights-of-way, financing or other Costs which are the responsibility of the Owner as provided in Article 4. If any portion of the Construction Manager's compensation is based upon a percentage of Construction Cost, then Construction Cost, for the purpose of determining such portion, shall not include the compensation of the Construction Manager or Construction Manager's consultants.

5.2 RESPONSIBILITY FOR CONSTRUCTION COST

5.2.1 Evaluations of the Owner's Project budget, preliminary estimates of Construction Cost and detailed estimates of Construction Cost prepared by the Construction Manager represent the Construction Manager's best judgment as a person or entity familiar with the construction industry. It is recognized, however, that neither the Construction Manager nor the Owner has control over the cost of labor, materials or equipment, over Contractors' methods of determining bid prices, or over competitive bidding, market or negotiating conditions. Accordingly, the Construction Manager cannot and does not warrant or represent that bids or negotiated prices will not vary from the Project budget proposed, established or approved by the Owner, or from any cost estimate or evaluation prepared by the Construction Manager.

5.2.2 No fixed limit of Construction Cost shall be established as a condition of this Agreement by the furnishing, proposal or establishment of a Project budget unless such fixed limit has been agreed upon in writing and signed by the parties hereto. If such a fixed limit has been established, the Construction Manager shall be permitted to include contingencies for design, bidding and price escalation, and shall consult with the Architect to determine what materials, equipment, component systems and types of construction are to be included in the Contract Documents, to suggest reasonable adjustments in the scope of the Project, and to suggest inclusion of alternate bids in the Construction Documents to adjust the Construction Cost to the fixed limit. Fixed limits, if any, shall be increased in the amount of any increase in the Contract Sums occurring after execution of the Contracts for Construction.


5.2.3 If the Bidding or Negotiation Phase has not commenced within 90 days after submittal of the Construction Documents to the Owner, any Project budget or fixed limit of Construction Cost shall be adjusted to reflect changes in the general level of prices in the construction industry between the date of submission of the Construction Documents to the Owner and the date on which proposals are sought.

5.2.4 If a fixed limit of Construction Cost (adjusted as provided in Subparagraph 5.2.3) is exceeded by the sum of the lowest bona fide bids or negotiated proposals plus the Construction Manager's estimate of other elements of Construction Cost for the Project, the Owner shall:


         .1       give written approval of an increase in
                  such fixed limit;
         .2       authorize rebidding or renegotiating of
                  the Project within a reasonable time;
         .3 if the Project is abandoned, terminate in accordance with Paragraph 9.3; or
         .4       cooperate in revising the Project scope
                  and quality as required to reduce the
                  Construction Cost.


5.2.5 If the Owner chooses to proceed under Clause 5.2.4.4, the Construction Manager, without additional charge, shall cooperate with the Owner as necessary to bring the Construction Cost within the fixed limit, if established as a condition of this Agreement.

                                   ARTICLE 6
                        CONSTRUCTION SUPPORT ACTIVITIES

6.1 Construction support activities, if provided by the Construction Manager, shall be governed by separate contractual agreements, unless otherwise provided in Article 14.

6.2 Reimbursable expenses listed in Article 14 for construction support activities may be subject to trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment which shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be secured.

                                   ARTICLE 7
                         OWNERSHIP AND USE OF DRAWINGS,
                       SPECIFICATIONS AND OTHER DOCUMENTS

7.1 The Drawings, Specifications and other documents prepared by the Design Team are the property of the Design Team until the Owner has paid all members of the Design Team in full, and at that time the Drawings, Specifications and other documents will become the property of the Owner.

                                   ARTICLE 8
                                  ARBITRATION

8.1 Claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement or breach thereof shall be subject to and decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect unless the parties mutually agree otherwise.

8.2 Demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

8.3 No arbitration arising out of or relating to this Agreement shall include, by consolidation, joinder or in any other manner, an additional person or entity not a party to this Agreement, except by written consent containing a specific reference to this Agreement signed by the Owner, Construction Manager, and any other person or entity sought to be joined. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by the parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

8.4 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

                                   ARTICLE 9
                    TERMINATION, SUSPENSION OR ABANDONMENT

9.1 This Agreement may be terminated by either party upon not less than seven days' written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

9.2 If the Project is suspended by the Owner for more than 30 consecutive days, the Construction Manager shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Construction Manager's compensation shall be equitably adjusted to provide for expenses incurred in the interruption and resumption of the Construction Manager's services.

9.3 This Agreement may be terminated by the Owner upon not less than seven days' written notice to the Construction Manager in the event that the Project is permanently abandoned. If the Project is abandoned by the Owner for more than 90 consecutive days, the Construction Manager may terminate this Agreement by giving written notice.

9.4 Failure of the Owner to make payments to the Construction Manager in accordance with this Agreement shall be considered substantial nonperforamnce and cause for termination.

9.5 If the Owner fails to make payment when due the Construction Manager for services and expenses, the Construction Manager may, upon seven days' written notice to the Owner, suspend performance of services under this Agreement. Unless payment in full is received by the Construction Manager within seven days of the date of the notice, the suspension shall take effect without further notice. In the event of a suspension of services, the Construction Manager shall have no liability to the Owner for delay or damage caused to the Owner because of such suspension of services.

9.6 In the event of termination not the fault of the Construction Manager, the Construction Manager shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due and all

Termination Expenses as defined in Paragraph 9.7.

9.7 Termination Expenses are those costs directly attributable to termination for which the Construction manager is not otherwise compensated.

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

10.1 Unless otherwise provided, this Agreement shall be governed by the law of the place where the Project is located.


10.2 Causes of the action between the parties to this Agreement pertaining to acts or failures to act shall be deemed to have accrued and the applicable statutes of limitations shall commence to run not later than either the date of Substantial Completion for acts or failures to act occurring prior to Substantial Completion, or the date of issuance of the final Project Certificate for Payment for acts or failures to act occurring after Substantial Completion.


10.3 WAIVERS OF SUBROGATION. The Owner and Construction Manager waive all rights against each other and against the Contractors, Design Team, consultants, agents and employees of any of them, for damages, but only to the extent covered by property insurance during construction, except such rights as they may have to the proceeds to such insurance as set forth in the edition of AIA Document A201/CMA, General Conditions of the Contract for Construction, Construction Manager Advisor Edition, current as of the date of this Agreement. The Owner and Construction Manager each shall require similar waivers from their Contractors, Architect, consultants, agents, and persons or entities awarded separate contracts administered under the Owner's own forces.

10.4 The Owner and Construction Manager, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither Owner nor Construction Manager shall assign this Agreement without the written consent of the other.

10.5 This Agreement represents the entire and integrated agreement between the Owner and Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Construction Manager.

10.6 Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Construction Manager.

10.7 Unless otherwise provided in this Agreement, the Construction Manager and the Construction Manager's consultants shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials in any form at the Project site, including but not limited to asbestos, asbestos products, polychlorinated biphenyl (PCB) or other toxic substances.

                                  ARTICLE 11
                                   INSURANCE

11.1 CONSTRUCTION MANAGER'S LIABILITY INSURANCE

11.1.1 The Construction Manager shall purchase and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located such insurance as will protect the Construction Manager from claims set forth below which may arise out of or result from the Construction Manager's operations under this Agreement and for which the Construction Manager may be legally liable.

 .1 claims under workers compensation, disability benefit and other similar employee benefit acts which are applicable to the operations to be performed;

 .2 claims for damages because of bodily injury, occupational sickness or dis ease, or death of the Construction Manager's employees;

 .3 claims for damages because of bodily injury, sickness or disease, or death of any person other than the Construction Manager's employees;

 .4 claims for damages insured by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Construction Manager, or (2) by another person;

 .5 claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

 .6 claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle.

11.1.2 The insurance required by Subparagraph 11.1.1 shall be written for not less than limits of liability required by law. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of operations under this Agreement until date of final payment and termination of any coverage required to be maintained after final payment.

                                   ARTICLE 12
                     PAYMENTS TO THE CONSTRUCTION MANAGER

12.1 REIMBURSABLE EXPENSES

12.1.1 Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses incurred by the Construction Manager and Construction Manager's employees and consultants in the interest of the Project, as identified in the following clauses.

12.1.1.2 Expenses in connection with authorized out-of-town travel, and fees paid for securing approval of authorities having jurisdiction over the Project.

12.1.1.3 Expense of additional insurance coverage of limits requested by the Owner in excess of that normally carried by the Construction Manager.

12.2 PAYMENTS ON ACCOUNT OF BASIC SERVICES

12.2.1 An initial payment as set forth in Paragraph 13.1 is the minimum payment under this Agreement.

12.2.2 Subsequent payments for Basic Services shall be made monthly and, where applicable, shall be in proportion to services performed within each phase of service, on the basis set forth in Subparagraph 13.2.1.

                                   ARTICLE 13
                             BASIS OF COMPENSATION

The Owner shall compensate the Construction Manager as follows:

13.1 AN INITIAL PAYMENT of    -0-    Dollars ($  -0-             )
shall be made upon execution of this Agreement and credited to the Owner's account at final payment.

13.2 BASIC COMPENSATION

13.2.1 FOR BASIC SERVICES, as described in Article 2, and any other services included in Article 14 as part of Basic Services, Basic Compensation shall be computed as follows:

For Pre-Construction Phase Services:

**TWENTY THOUSAND DOLLARS & NO/100** ($20,000.00 STIPULATED SUM) PAYMENT IN FULL TO BE PAID AT CLOSING OF THE CONSTRUCTION LOAN, BUT IN NO EVENT LATER THAN NOVEMBER 1, 1996.

For Construction Phase Services:

**FIFTY EIGHT THOUSAND FIVE HUNDRED SIXTY EIGHT DOLLARS & NO/100** ($58,586.00 STIPULATED SUM) PAYABLE IN MONTHLY INSTALLMENTS OF $9,764.33 EACH UNTIL FULLY PAID, PROVIDED HOWEVER, THE REMAINING UNPAID BALANCE, IF ANY, SHALL BE PAID ON SUBSTANTIAL COMPLETION OF THE PROJECT.

13.3 COMPENSATION FOR ADDITIONAL SERVICES

13.3.1 In the event the Owner proceeds with other phases of the three phase facility before Phase I is completed, the Owner shall pay the Construction Manager three and one-half percent (3 1/2%) of the Design and Construction Cost of such other phases as are commenced, as compensation for construction management services.

13.4 REIMBURSABLE EXPENSES

13.4.1 FOR REIMBURSABLE EXPENSES, as described in Paragraph 12.1, a multiple of TWENTY PERCENT (20%) times the expenses incurred by the Construction Manager and the Construction Manager's employees and consultants in the interest of the Project.

                                   ARTICLE 14
                          OTHER CONDITIONS OR SERVICES

14.1 Additional pre-construction services included in base compensation are as listed in Paragraph 14.1.1.

14.1.1 The additional following services shall be provided by the Construction
Manager:

   A - Alternate Site Plan

   B - Construction Methods

   C - Site Plan approvals from City of Jacksonville

   D - P.U.D. Compliance with the City of Jacksonville

   E - D.R.I. Compliance with the City of Jacksonville

   F - Attend any necessary public hearing on approval of permits

   G  - Attend meetings with City of Jacksonville and AA & D in behalf of Armor
        Holdings, Inc. for the securing of incentives

   H  - Perform Estimates for AA & D for presentation package to City of
        Jacksonville in order to receive incentives


14.1.2 The Construction Manager is authorized by the Owner to proceed to contract on Owners behalf for the following Design, Pre-construction Cost and Post Construction inspections, and Owner agrees to pay the cost thereof as listed below within ten (10) days after completion of the work and receipt of an invoice for the cost thereof.

     1. Foundation investigation for the proposed building the scope of work would be as follows:

          a. Five (5) each 30' SPT borings and one (1) each 45' SPT boring inside the building perimeter.

          b. Three (3) each 6' auger borings in the automobile parking area and two (2) each 6' auger borings in the truck court area.

          c.   Engineering report for the site.

          d.   Complete engineering report and recommendations

               TOTAL COST OF SOIL BORINGS                              $2,493.00

     2.   The survey work needed for the site is as follows:

          a.   Topographical survey

          b.   Tree survey

          c.   Stake out the soil borings in the proper locations

          d. Upon completion of the job, provide as-built drawings of the site and building.

          e. The boundary survey would be supplied by Wilma/Skyland Joint Venture at no cost to you as the client.

               TOTAL COST OF SURVEY WORK                              $2,650.00

     3. The environmental site assessment or the Phase I Environmental Report will include the following:

          a. Inspection of the site and adjoining vicinity, including inspection of the site for evidence of recognized environmental conditions, as defined by ASTM Standard practice E1527-94.

          b. Review of past occupant/owner activity and history based upon interviews with present and past owners and/or occupants of the property, a review of available, if any, historical city directories and fire insurance maps, and a review of an existing November 28, 1995 50 Year Title Search that will be provided by the developer of Tradeport.

          c.   Review of historical aerial photographs on file with the county.

          d. Survey of reasonable ascertainable public records (ASTM designated federal and state data bases and county regulatory agencies) for listed facilities, including contaminated sites, registered storage tanks and hazardous waste generator facilities.

          e. Summary of existing conditions in a written report with site photographs and other pertinent documentation indicating presence (or possible presence) of recognized environmental conditions as defined in ASTM practice E1527-95.

               TOTAL COST OF PHASE I ENVIRONMENTAL AUDIT BASED UPON THE ABOVE
               STANDARD CRITERIA                                     $ 2,700.00

     4.   The civil design for the project will include:

          a. Twelve (12) set preliminary review drawings with the City of Jacksonville

          b.   Nine (9) set final review drawings

          c. Drawings for the St. Johns River Water Management District in order to receive a letter of no objection

          d. Inspections during the construction of the civil work being performed

               TOTAL COST FOR THE CIVIL DESIGN                       $ 6,750.00

                  The civil design is of most importance to the project in that it takes longer for city approval than any other required approvals. Within the City of Jacksonville, there are two (2) submittals for the site work or civil engineering design; (1) a twelve set review which takes approximately 4 weeks to go through all the city departments and (2) a nine set review and permit which takes approximately another two weeks. Once the soil borings are completed and a conceptual site plan is approved the civil design will need to begin immediately.

5. In submitting the civil design we must also submit the landscape and irrigation design for the site.

                  TOTAL LANDSCAPE AND IRRIGATION DESIGN              $   950.00

6. Listed below is the architectural/structural, mechanical and electrical design along with cost:

     a.   Conceptual architectural site plan including preliminary site
          drawings                                                   $ 1,500.00

     b.   Architectural and Structural design on the building shell including
          structural design of the mezzanine                         $14,400.00

     c.   Complete architectural drawings of the interior and tenant build-out
          of the building                                            $15,400.00

     d. Periodic structural inspections of tilt-wall panels prior to and during concrete pours. Inspections of structural steel framing, site
          inspections and inspections for pay applications.          $ 2,285.00

     e.   Mechanical, plumbing and electrical design                 $ 9,100.00

     f.   Architectural consultant for original design and rendering $ 1,200.00

     g.   Drafting and printing twenty (20) sets of specifications   $ 2,500.00

     h. Producing twenty (20) sets of drawings for construction along with five (5) sets of signed and sealed construction documents $ 2,500.00

     i.   Interior Design Consultant $ 3,500.00

     j.   Additional cost for design consultant and color renderings for
          alternate designs                                          $ 1,620.00

     k.   Architectural and structural design for tilt-wall masonry facade for
          alternate designs                                          $ 1,500.00

     l.   Additional Printing due to alternate designs                 $ 332.00

         TOTAL COST FOR THE ARCHITECTURAL/STRUCTURAL AND MECHANICAL
         DESIGN                                                      $55,837.00

7.       Consulting engineer to inspect the roof during the construction
         and to perform a final inspection upon completion.          $ 2,500.00

8. Construction engineer/consultant to perform a final inspection on the structural integrity of the building along with a structural review
         of the drawings                                             $ 2,500.00

         TOTAL COST FOR DESIGN, PRE-CONSTRUCTION COST
         AND POST CONSTRUCTION INSPECTIONS                           $76,380.00

14.1.3 The guaranteed maximum cost for the project including Construction Managers Fee as provided in Article 13, Design and other costs as provided in Paragraph 14.1.2 and Construction Contract as provided in Paragraph 14.1.5, but excluding alternates and land is Two Million Seven Hundred Seventy Three Thousand Nine Hundred Two Dollars and No/100 $2,773,902.00 as specified in a revised cost proposal to Armor Holdings, Inc., dated September 24, 1996 consisting of seven Sections as outlined below and further defined as Exhibit "A".

                     I.  Revised Cost Proposal
                    II.  Design And Development Cost
                   III.  Allowances Included In Proposal
                    IV.  Alternates
                     V.  Building Shell And Site Specifications
                    VI.  Interior Build-Out And Facade Specifications
                   VII.  Construction Schedule


14.1.4 The Construction Manager is hereby authorized by Armor Holdings, Inc., to prepare and consummate on behalf of Armor Holdings, Inc. a design contract with Dawson Enterprises for the architectural and structural design, attached as Exhibit "B" for the exterior of the building including inspections, specifications and printing.

14.1.5 The Construction Manager is hereby authorized by Armor Holdings, Inc. to prepare and consummate on behalf of Armor Holdings, Inc. a guaranteed maximum price construction contract in the amount of Two Million Six Hundred Eighteen Thousand Nine Hundred Fifty Four and No/100 ($2,618,954.00) with MasTec Design Build, Inc., ("MasTec") using AIA Document A101, 1987 Edition with General Conditions AIA Document A201, 1987 Edition, attached hereto as Exhibit "C", for construction of the Project. Owner shall make all payments due to MasTec under the said construction contract, when the same are due and payable, with the assistance of Construction Manager as provided herein, perform the obligations of Owner under the said construction contract.

14.1.6 Within the guaranteed maximum price construction contract is a budget of $763,018.00 for the office build-out. The present build- out is based upon conceptual drawings. Whenever the final drawings are complete, the budget will be adjusted accordingly.

14.1.7 THE FOLLOWING ITEMS ARE NOT PART OF THE GUARANTEED MAXIMUM COST OF THE PROJECT AND ARE THEREBY EXCLUDED:

         1.       Jacksonville Electric Authority's Security Deposit
         2.       Office furniture and furnishings
         3.       Office equipment
         4. Telephone system, except for underground main telephone conduits, however have included sixty-four (64) telephone boxes with conduit in the office area.
         5.       Security System
         6.       Racking or warehouse equipment
         7.       Construction or permanent financing
         8.       Builders' Risk and Owners' Liability Insurance

14.1.8   CRITICAL MILESTONES
In order for the project schedule to be maintained Armor Holdings, Inc., through their architectural consultant, must supply the following information by the dates provided herein.

         a.       Use of skylights in the warehouse and office - Date;
                  November 15, 1996
         b.       Location of elevator - Date; October 4, 1996
         c.       Location of restrooms in office - Date; October 21, 1996
         d.       Preliminary office floor plan - Date; November 1, 1996
         e.       Warehouse breakroom and ballistics layout - Date;
                  November 1, 1996
         f.       Manufacturing Layout - Date; November 1, 1996

14.1.9 It is Owner's intention that the construction of the Project is a "turnkey" project to be performed and delivered by Construction Manager. Owner has and will continue to fully rely on Construction Manager for all aspects of both construction and construction administration for the entire Project. Notwithstanding the terms and provisions of the Agreement, the parties agree that it will be Construction Manager's full responsibility to hire, coordinate, manage and control all contractors, consultants, engineers, architects and any other parties employed on the design and construction team to insure that the Project is completed timely for the amounts contracted and in accordance with the plans and specifications approved by Owner. Further, in connection with each construction disbursement, Owner intends to make its payment to Construction Manager only and will fully rely on Construction Manager to disburse such payments to any and all parties on the design and construction team or those employed by the design and construction team, then entitled to payment. In this regard (and except as otherwise specifically provided herein), Owner views Construction Manager as fully responsible for every and all aspects of the construction including, without limitation, day to day site decisions, all project direction, labor issues and compliance with all local, State and Federal regulations, and compliance with all excepted standards, codes, regulations and specifications, to insure that the Project is constructed within the maximum cost guaranteed, and is timely completed in a workman like manner and timely delivered.

         To assure financial responsibility for performance of the construction by the Contractor, MasTec Design Build, Inc. ("MasTec"), Owner has required and Construction Manager has provided for a 100% payment and performance bond for this Project. Owner shall look only to the payment and performance bond and to MasTec to assure payment by MasTec for and performance by MasTec of the construction of the Project. Owner shall look only to MasTec and to the Architects and Engineers performing services as part of the design and construction team for all warranties in connection with such construction, contracting, design and engineering of the Project. In all other respects, Owner is relying fully upon Construction Manager to administer the construction of the Project and to deliver the same on a turn-key basis in a timely manner, as if said Construction Manager were acting as the general contractor for this Project.

         This section concerning the interpretation and construction of said Contract shall control to the extent these terms conflict with any other terms of this Contract.

         This Agreement entered into as of the day and year first written above. For the purpose of calculating any dates herein which are computed from the effective date of this Agreement, the effective date shall be deemed to be October 23, 1996.

OWNER                                   CONSTRUCTION MANAGER

ARMOR HOLDINGS, INC.                    GB INVESTMENT & COMPANY, INC.


By: ________________________________    By: ________________________________
    (Signature)                                 (Signature)

  Print Name: ______________________      Print Name: ______________________

  Its: _____________________________      Its: _____________________________


ARMOR HOLDINGS PROPERTIES, INC.

By: ________________________________
  (Signature)

  Print Nme: _______________________

  Its: _____________________________